Exhibit 10.15


                                  [ AXA LOGO ]


                                                                  March 14, 2005

Mr. John A. Graf

RE:   ADDITIONAL BENEFIT

Dear John:

      This letter sets forth our agreement concerning the terms of your enhanced air travel benefit.

      During your Employment Term, as defined in your Employment Agreement dated March 14, 2005 with AXA Financial, Inc. and AXA Equitable Life Insurance Company, you will be entitled to use at the company's expense a private aircraft for personal travel up to a limit of 50 hours in each calendar year (prorated at the rate of 4.16 hours per whole or partial month in the year of termination of your employment) with such aircraft to be provided by the company by any commercially reasonable method, as determined by the Chief Executive Officer of AXA Financial, Inc., as long as such methods are available to the company. The company will provide you with a full tax gross-up with respect to any imputed income from this benefit.

         Please confirm that this letter accurately describes our mutual agreement with respect to these enhanced benefits by signing as provided below and returning the original to me.

                                                   Very truly yours,

                                                   /s/ Christopher M. Condron

                                                   Christopher M. Condron
                                                   President and
                                                   Chief Executive Officer
                                                   AXA Financial, Inc.


Acknowledged, Accepted and Agreed
to this 31st day of March, 2005

By:    /s/ John A. Graf
       ----------------
       John A. Graf